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Exhibit 99.23

For Immediate Release

      Eurotech, Ltd. and Markland Technologies Announce Closing Transaction

         FAIRFAX, Va.--(BUSINESS WIRE)--December 19, 2002--Eurotech, Ltd. (AMEX:EUO) and Markland Technologies, Inc. (OTC:MKLD.OB) announced today that they have closed their previously announced transaction pursuant to which Eurotech has agreed to license all of its rights to the Acoustic CoreTM technology relating to illicit materials detection and exchange all rights related to certain cryptology technology held by Eurotech's subsidiary, Crypto.com, Inc. for 239,927,344 shares of the outstanding common shares of Markland, representing approximately 80% of the outstanding common shares at the time of closing.

         The closing of the transaction is the first in what Eurotech expects will be a series of transactions aimed at better positioning Eurotech's portfolio of technologies for financing and commercialization.

         The transaction enables Markland to pursue a series of related, revenue generating opportunities aimed at servicing the growing Homeland Security market. On December 10, 2002, Markland announced the acquisition of a government contract to provide border security logistic support and product development services to the United States Immigration and Naturalization Service and Customs Service. Markland obtained the United States General Services Administration contract as part of its acquisition of Ergo Systems Inc., a privately-held corporation located in Virginia.

         The companies had previously announced that the rights to the Acoustic CoreTM technology would be transferred to Markland, but have subsequently agreed that Markland instead will be granted a worldwide, exclusive and perpetual license to such technology.

         Eurotech also announced that it executed a definitive agreement to effect the previously announced surrender by Woodward LLC of Woodward's rights to receive approximately $5.7 million of Eurotech's Series B 5% cumulative convertible preferred stock (the "Series B Preferred") in exchange for a security interest in the shares of Markland being acquired by Eurotech and 50% of the proceeds generated from future sales by Eurotech of these same shares. Such security interest is subject to the qualifications and limitations previously disclosed by Eurotech.

         Details of these transactions are or will be available in Eurotech's and Markland's filings with the Securities and Exchange Commission.

         Eurotech also announced that Mr. Simon Nemzow, who resigned from the company's board of directors due to health concerns and family commitments effective November 15, 2002, will continue to act as an advisor to Eurotech without compensation. In addition, Eurotech announced that the consulting agreement between the Company and EB Associates, LLC, which had been engaged by the Company on April 29, 2002 to perform certain financial consulting services for the Company, has expired and will not be renewed by the mutual consent of the parties.

         About Eurotech, Ltd.

         Eurotech is a corporate asset manager seeking to acquire, integrate and optimize a diversified portfolio of manufacturing and service companies in various markets. Our mission is to build value in our emerging technologies and in the companies we acquire and own, providing each with the resources it needs to realize its strategic business potential.

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         Eurotech's emerging technology business segment develops and markets chemical and electronic technologies designed for use in Homeland and Environmental Security. Following the exchange with Markland, the Homeland Security segment of the business shall be conducted through Markland.

         Eurotech's portfolio of technologically advanced products includes: (i) proprietary materials created to specifically solve the serious problems of how nuclear and other hazardous wastes are cost effectively contained; (ii) advanced performance materials for use in industrial products such as coatings and paints; (iii) automatic detection of explosives and illicit materials though its Markland Technologies subsidiary, and; (iv) cryptographic systems for secure communications, all of which can be used in Homeland and Environmental Security.

         About Markland Technologies, Inc.

         Prior to the transfer of the Acoustic CoreTM illicit materials detection and Crypto.com technologies, Markland had no operating businesses. Since the announcement of the definitive agreement with Eurotech, Markland has commenced a program of acquiring innovative emerging technologies and providing expert services focused on the protection of personnel, data and infrastructure assets.

         "Safe Harbor Statement" Under the Private Securities Litigation Reform Act of 1995

         Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statements of officials of Eurotech, Ltd. and Markland Technologies, Inc. (the "Companies") during presentations about the Companies are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act").

         Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by management of the Companies, are also forward-looking statements as defined by the Act.

         Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: insufficient cash flow to continue to fund the development and marketing of the Companies' products and technology; a rejection of the Companies' products and technologies by the marketplace; and disputes as to the Companies' intellectual property rights. Forward-looking statements are based upon current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about the Companies, their respective technologies, economic and market factors and the industries in which the Companies conduct business, among other things.

         These statements are not guarantees of future performance of the Companies and the Companies have no specific intention to update these statements. More detailed information about those factors is contained in the Companies' filings with the Securities and Exchange Commission.

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         Contact:
         Dawn Van Zant, ECON Investor Relations, Inc.,
         800/665-0411
         dvanzant@investorideas.com
         --------------------------

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